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                                                                   EXHIBIT 4-12

                             FORM OF AGREEMENT AS TO
                            EXPENSES AND LIABILITIES

            THIS AGREEMENT AS TO EXPENSES AND LIABILITIES (the "Agreement") dated as of _____________ between ENERGY EAST CORPORATION, a New York corporation ("Energy East"), and ENERGY EAST CAPITAL TRUST [ ], a Delaware business trust (the "Trust").

            WHEREAS, the Trust intends to issue its ___% Common Securities (the "Common Securities") to, and purchase ___% Junior Subordinated Notes (the "Notes") from, Energy East, and to issue and sell its ___% Capital Securities (the "Capital Securities") with such powers, preferences and special rights and restrictions as are set forth in the Amended and Restated Trust Agreement of the Trust dated as of _____________, as the same may be amended from time to time (the "Trust Agreement");

            WHEREAS, Energy East will directly or indirectly own all of the Common Securities of the Trust and will issue the Notes;

            NOW, THEREFORE, in consideration of the purchase by each holder of the Capital Securities, which purchase Energy East hereby agrees shall benefit Energy East and which purchase Energy East acknowledges will be made in reliance upon the execution and delivery of this Agreement, Energy East and the Trust hereby agree as follows:

                                   ARTICLE I
                            GUARANTEE BY ENERGY EAST

            1.1. GUARANTEE BY ENERGY EAST. Subject to the terms and conditions hereof, Energy East hereby irrevocably and unconditionally guarantees to each person or entity to whom the Trust is now or hereafter becomes indebted or liable (the "Beneficiaries") the full payment, when and as due, of any and all Obligations (as hereinafter defined) to such Beneficiaries. As used herein, "Obligations" means any costs, expenses or liabilities of the Trust, other than obligations of the Trust to pay to holders of any Capital Securities, Common Securities or other similar interests in the Trust the amounts due such holders pursuant to the terms of the Capital Securities, Common Securities or such other similar interests. This Agreement is intended to be for the benefit of, and to be enforceable by, all such Beneficiaries, whether or not such Beneficiaries have received notice hereof.

            1.2. TERM OF AGREEMENT. This Agreement shall terminate and be of no further force and effect upon the later of (a) the date on which full payment has been made of all amounts payable to all holders of all the Capital Securities (whether upon redemption, liquidation, exchange or otherwise) and (b) the date on which there are no Beneficiaries remaining; provided, however, that this Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any holder of Capital Securities or any Beneficiary must restore payment of any sums paid under the Capital Securities, under any Obligation, under

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the Capital Securities Guarantee Agreement dated the date hereof by Energy East and The Chase Manhattan Bank, as guarantee trustee, or under this Agreement for any reason whatsoever. This Agreement is continuing, irrevocable, unconditional and absolute.

            1.3. WAIVER OF NOTICE. Energy East hereby waives notice of acceptance of this Agreement and of any Obligation to which it applies or may apply, and Energy East hereby waives presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

            1.4. NO IMPAIRMENT. The obligations, covenants, agreements and duties of Energy East under this Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

            (a) the extension of time for the payment by the Trust of all or any portion of the Obligations or for the performance of any other obligation under, arising out of, or in connection with, the Obligations;

            (b) any failure, omission, delay or lack of diligence on the part of the Beneficiaries to enforce, assert or exercise any right, privilege, power or remedy conferred on the Beneficiaries with respect to the Obligations or any action on the part of the Trust granting indulgence or extension of any kind; or

            (c) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Trust or any of the assets of the Trust.

There shall be no obligation of the Beneficiaries to give notice to, or obtain the consent of, Energy East with respect to the happening of any of the foregoing.

            1.5. ENFORCEMENT. A Beneficiary may enforce this Agreement directly against Energy East, and Energy East waives any right or remedy to require that any action be brought against the Trust or any other person or entity before proceeding against Energy East.

            1.6. SUBROGATION. Energy East shall be subrogated to all rights (if any) of the Trust in respect of any amounts paid to the Beneficiaries by Energy East under this Agreement; provided, however, that Energy East shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Agreement.


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                                   ARTICLE II
                                 BINDING EFFECT

            2.1. BINDING EFFECT. All guarantees and agreements contained in this Agreement shall bind the successors, assigns, receivers, trustees and representatives of Energy East and shall inure to the benefit of the Beneficiaries.

            2.2. AMENDMENT. So long as there remains any Beneficiary or any Capital Securities outstanding, this Agreement shall not be modified or amended in any manner adverse to such Beneficiary or to the holders of the Capital Securities.

            2.3. NOTICES. Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering the same by personal delivery, by facsimile transmission or by first-class mail, addressed as follows (and if so given, shall be deemed given when so delivered, upon receipt of confirmation if by facsimile, or three days after mailed if by first-class mail):

            If to the Trust to:

                        Energy East Capital Trust [ ]
                        c/o Energy East Corporation
                        P.O. Box 12904
                        Albany, NY  12212-2904
                        Attention: __________
                        Telecopy No.: __________

            with a copy to:

                  Energy East Corporation
                  P.O. Box 12904
                  Albany, NY  12212-2904
                  Attention:  __________
                  Telecopy No.:  __________

            2.4. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES).


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            THIS AGREEMENT is executed as of the day and year first above written.

                                    ENERGY EAST CORPORATION


                                    By:   ___________________________________
                                          Name:
                                          Title:




                                    ENERGY EAST CAPITAL TRUST [   ]



                                    By:   ___________________________________
                                          as Administrative Trustee



                                    By:   ___________________________________
                                          as Administrative Trustee